Exhibit 99.1

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Carolina Bank Holdings, Inc.

Robert T. Braswell, President and CEO

Telephone: 336-286-8740

Email: b.braswell@carolinabank.com

Carolina Bank Holdings, Inc. Announces Record Results for FY 2005;

Diluted EPS of $0.73 per Share, Up 23.7% for the Year

Greensboro, NC — January 24, 2006 — Carolina Bank Holdings, Inc. (NASDAQ: CLBH) today reported 2005 net income of $2.0 million, an increase of 24.7% over the $1.6 million reported for the prior year. Diluted earnings per share were $0.73 compared with $0.59 for 2004, an increase of 23.7%. Per share results were restated to reflect the impact of the 20% stock dividend in the fourth quarter of 2005. Results reflect strong revenue growth resulting from solid loan volumes, coupled with disciplined expense growth.

For the fourth quarter of 2005, earnings were $555 thousand, an increase of 16.4% over the $477 thousand reported for the year-ago fourth quarter. Diluted earnings per share were $0.20, up 17.6% from the $0.17 reported for the 2004 period.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, commented, “We are pleased to report our fourth consecutive year of record earnings. Our solid revenue growth reflects the success of our personalized banking philosophy in markets dominated by large regional banking institutions. As we expand our footprint from our Greensboro hub, we are continuing to attract new client relationships with our straight-forward approach: provide quality service, convenient locations, and a broad array of products delivered by bankers that understand the needs of local businesses and the preferences of the people who live in the communities we serve.”

Mr. Braswell continued, “We opened our new Burlington loan production office in the third quarter of 2005, and plan to convert this location into a branch as soon as we receive state regulatory approval. We recently purchased the land for our sixth full-service banking office, which will open in High Point later this year or early in 2007. To support this growth, we issued $10 million of floating rate trust preferred securities in December 2004, replacing $3 million of trust preferred securities issued in 2001 at a higher rate.

Mr. Braswell continued, “Asset quality has been a challenge this year for the first time in our nine-year history. Carolina Bank charged off a total of $1.9 million in nonperforming loans since we began operations in 1996; $900 thousand of this occurred in 2005. We believe our underwriting standards are strong, and we have not deviated from past practices; however, several commercial customers recently experienced financial difficulties and defaulted on their loans. We believe nonperforming asset levels have peaked and look forward to gradual improvement throughout 2006.”

Total revenue, consisting of net interest income and non-interest income, was $11.5 million for fiscal 2005 compared with $9.6 million for 2004, an increase of 19.6%. Net interest income increased 23.0% to $10.2 million, reflecting a 29.0% increase in average earning assets, partially offset by a 15 basis point decline in the net interest margin to a 3.28% average for the year. Mr. Braswell noted, “We have focused on financing the many high-quality lending opportunities we see in our marketplace, although it has become more difficult to attract low-cost core deposits to fund these loans. We are pleased with the rebound in net interest margin over the course of 2005; our fourth quarter margin is once again at its year-ago level of 3.41%.” Non-interest income was relatively stable for the year at $1.2 million, down 2.6%. A lower level of deposit overdraft fees was partially offset by a 42.4% improvement in other income, mainly from a $112 thousand, or 219.6%, increase in investment services income.

For the fourth quarter of 2005, total revenue was $3.2 million compared with $2.7 million for the prior-year fourth quarter, an increase of 17.4%. Net interest income increased 20.0% to $2.8 million from the impact of a 19.8% increase in average earning assets; the net interest margin was unchanged at 3.41%. Non-interest income for both quarterly periods was $300 thousand.

Non-interest expense remained well-controlled, up 9.6% to $6.9 million for the 2005 fiscal year. The increase primarily reflects corporate growth over the past twelve months, including the third quarter 2005 opening of a loan production office in Burlington. Salaries and employee benefits, up $245 thousand or 7.5%, accounted for approximately 40% of the $610 thousand increase. The efficiency ratio for fiscal year 2005 improved to 60.62% from 66.15% for the year earlier, driven by strong revenue growth.

Non-interest expense for the fourth quarter of 2005 was $2.0 million compared with $1.7 million for the year-earlier quarter, up 12.2%. The increase again reflected overall corporate growth. The efficiency ratio improved to 62.06% for the fourth quarter of 2005 from 64.90% for the 2004 quarter.

Assets at December 31, 2005 totaled $365.2 million compared with $311.5 million twelve months ago, an increase of 17.2%. Loans held for investment grew $39.1 million, or 17.5%, during the past twelve months, reaching $262.6 million at year-end 2005. Commercial real estate loans accounted for the majority of this growth; they increased $29.9 million, or 23.1%, and now account for 60.7% of the loan portfolio.

Deposits increased $48.2 million, or 18.7%, reaching $306.3 million at December 31, 2005. Mr. Braswell noted that the Company’s initiatives to grow lower-cost deposits have been highly successful. Transaction accounts (DDA, NOW, MM and savings) grew

$56.1 million or 52.8% over the past twelve months and now account for $162.6 million or 53.1% of total deposits. This compares with $106.4 million or 41.2% of deposits at year-end 2004. “Since much of this deposit growth is variable-rate,” Mr. Braswell added, “it has protected our margin through this period of rate increases, and it should also help to protect our margin as rates decline.”

Mr. Braswell noted, “We are beginning to show improvement in asset quality after the surprises that surfaced early in 2005. Our largest nonperforming asset, a $2.5 million restructured commercial loan, has been performing according to the modified terms we’ve established in the third quarter of 2005, and we are hopeful that the loan will be meaningfully reduced by the second quarter of 2006 from liquidation of the real estate we hold as collateral.” Nonperforming assets were $5.4 million or 1.48% of assets at December 31, 2005 compared with $5.9 million or 1.77% of assets for the previous quarter, and $1.8 million or 0.57% of assets twelve months ago. Net charge-offs for 2005 were $904 thousand or 0.38% of average loans compared with $111 thousand or 0.06% for the prior year. The allowance for loan and lease losses was 1.22% of total loans at December 31, 2005.

Shareholders’ equity totaled $22.8 million at December 31, 2005, up $1.7 million from twelve months ago. Leverage remains at comfortable levels. Shares outstanding were 2,720,496. Mr. Braswell concluded, “We are well-positioned to improve on our 2005 performance in the coming year with a growing footprint, an experienced team of local lenders, and the capital for further expansion. We remain positive on our outlook for 2006.”

About the Company

Carolina Bank Holdings, Inc., the parent company for Carolina Bank, operates four full- service branches in North Carolina: three in Greensboro and one in Asheboro, in addition to a loan production office in Burlington. Further information is available on the Company’s web site: www.carolinabank.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Carolina Bank Holdings, Inc.

Consolidated Financial Highlights

Fourth Quarter and FY 2005

(unaudited)

	Quarterly					Year-To-Date
($ in thousands except for share data)	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	2005	2004
EARNINGS
Net interest income	$2,836	2,576	2,405	2,411	2,364	10,228	8,315
Provision for loan loss	$331	245	450	280	22	1,306	769
Noninterest income	$327	279	316	308	331	1,230	1,263
Noninterest expense	$1,963	1,695	1,654	1,634	1,749	6,946	6,336
Net income	$555	548	402	532	477	2,037	1,633
Basic earnings per share (2)	$0.20	0.20	0.15	0.20	0.18	0.75	0.60
Diluted earnings per share (2)	$0.20	0.20	0.14	0.19	0.17	0.73	0.59
Average shares outstanding	2,720,491	2,720,336	2,719,750	2,706,887	2,702,504	2,716,866	2,699,926
Average diluted shares outstanding	2,794,686	2,796,181	2,797,046	2,795,635	2,783,656	2,795,887	2,767,587

PERFORMANCE RATIOS
Return on average assets (1)	0.64%	0.68%	0.51%	0.67%	0.65%	0.63%	0.64%
Return on average common equity (1)	9.85%	9.85%	7.42%	10.04%	9.11%	9.29%	7.99%
Net interest margin (fully-tax equivalent)	3.41%	3.32%	3.15%	3.21%	3.41%	3.28%	3.30%
Efficiency ratio	62.06%	59.37%	60.79%	60.10%	64.90%	60.62%	66.15%

CAPITAL
Average equity to average assets	6.50%	6.88%	6.82%	6.72%	7.16%	6.73%	7.16%
Tier 1 leverage capital ratio	Not avail.	9.39%	9.32%	9.22%	9.64%	Not avail.	9.64%
Tier 1 risk-based capital ratio	Not avail.	11.17%	10.97%	11.18%	11.30%	Not avail.	11.30%
Total risk-based capital ratio	Not avail.	13.14%	13.11%	13.40%	13.61%	Not avail.	13.61%
Book value per share (2)	$8.38	8.25	8.06	7.89	7.81	8.38	7.81

ASSET QUALITY
Net charge-offs	$65	497	330	12	40	904	111
Net charge-offs to average loans (1)	0.10%	0.83%	0.56%	0.02%	0.07%	0.38%	0.06%
Allowance for loan losses	$3,210	2,944	3,196	3,076	2,808	3,210	2,808
Allowance for loan losses to total loans	1.22%	1.23%	1.38%	1.36%	1.26%	1.22%	1.26%
Nonaccrual loans	$2,834	3,252	4,410	3,039	882	2,834	882
Restructured loans	$2,474	2,574	48	118	48	2,474	48
Other real estate owned	$111	37	652	691	857	111	857
Nonperforming loans to total loans	2.02%	2.43%	1.92%	1.40%	0.42%	2.02%	0.42%
Nonperforming assets to total assets	1.48%	1.77%	1.57%	1.23%	0.57%	1.48%	0.56%

END OF PERIOD BALANCES
Total assets	$365,170	331,359	324,524	313,498	311,537	365,170	311,537
Total earning assets	$344,522	309,913	300,386	295,706	295,774	344,522	295,774
Total loans	$262,609	239,294	232,180	225,793	223,470	262,609	223,470
Total deposits	$306,334	276,893	270,229	259,922	258,155	306,334	258,155
Stockholders’ equity	$22,787	22,453	21,949	21,471	21,110	22,787	21,110

AVERAGE BALANCES
Total assets	$346,434	323,461	317,878	315,691	292,474	325,866	255,374
Total earning assets	$332,575	310,297	305,297	300,808	277,622	312,244	242,095
Total loans	$256,904	239,340	235,144	228,085	217,712	239,868	197,384
Total interest-bearing deposits	$262,342	243,509	240,503	212,021	201,131	239,594	212,343
Stockholders’ equity	$22,532	22,265	21,676	21,199	20,950	21,918	20,430

(1)	Annualized for quarterly data
(2)	All per share information has been presented or restated to reflect the effect of the six-for-five stock splits in 2005 and 2004

Carolina Bank Holdings, Inc. and Subsidary

Consolidated Statements of Operations

For the three months and years ended December 31, 2005 and 2004

	For the Three Months Ended December 31		For the Years Ended December 31
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Auditied
	(in thousands, except per share data)
Interest income:
Loans	$4,862	$3,383	$16,369	$11,325
Securities - taxable	609	351	2,127	1,292
Noninterest income Interest from federal funds sold	93	95	381	141
Noninterest expense Other interest income	12	12	34	17

Total interest income	5,576	3,841	18,911	12,775
Interest expense:
Deposits	2,340	1,297	2,910	3,878
FHLB advances and other	239	135	4,470	421
Junior subordinated debentures	161	45	1,303	161

Total interest expense	2,740	1,477	8,683	4,460

Net interest income	2,836	2,364	10,228	8,315
Provision for loan losses	331	220	1,306	769

Net interest income after provision for loan losses	2,505	2,144	8,922	7,546

Noninterest income:
Service charges	159	176	636	784
Mortgage banking income	45	68	258	243
Gain on sale of securities	—	—	—	—
Other	123	87	336	236

Total noninterest income	327	331	1,230	1,263

Noninterest expense:
Salaries and benefits	935	858	3,515	3,270
Occupancy and equipment	254	208	935	816
Professional fees	279	265	880	725
Outside data processing	132	117	532	452
Advertising and promotion	131	72	348	305
Stationery, printing and supplies	92	87	327	334
Other	140	142	409	434

Total noninterest expense	1,963	1,749	6,946	6,336

Income before income taxes	869	726	3,206	2,473
Income taxes expense	314	249	1,169	840

Net income	$555	$477	$2,037	$1,633

Basic earnings per common share (2)	$0.20	$0.18	$0.75	$0.60
Diluted earnings per common share (2)	$0.20	$0.17	$0.73	$0.59
Average common shares outstanding	2,720,491	2,702,504	2,716,866	2,699,926
Average common shares and dilutive potential common shares outstanding	2,794,686	2,783,656	2,795,887	2,767,587

Total Shares outstanding at end of period	2,720,496	2,703,287	2,720,496	2,703,287

(2)	All per share information has been presented or restated to reflect the effect of the six-for-five stock splits in 2005 and 2004

Carolina Bank Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

At December 31, 2005 and 2004

	December 31 2005	December 31 2004
	Unaudited	Audited
	(in thousands)
ASSETS
Cash and due from banks	$4,470	$2,824
Short-term investments and interest-earning deposits	12,770	49
Federal funds sold	3,519	25,536

Noninterest income Total cash and cash equivalents	20,759	28,409
Noninterest expense
Securities available for sale, at fair value	64,461	43,035
Securities held-to-maturity, at amortized cost	3,997	4,566

Loans	262,609	223,470
Allowance for loan losses	(3,210)	(2,808)

Net loans	259,399	220,662

Premises and equipment, net	7,728	6,588
Other assets	8,826	8,277

Total assets	$365,170	$311,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$27,168	$18,416
Interest-bearing	279,166	239,739

Total deposits	306,334	258,155

Short-term borrowings	2,844	2,472
Federal Home Loan Bank advances	21,300	18,368
Junior subordinated debentures	10,310	10,310
Other liabilities	1,595	1,112

Total liabilities	342,383	290,417

STOCKHOLDERS’ EQUITY
Common stock and paid-in-capital, no par value, 20,000,000 shares authorized; issued and outstanding - 2,720,496 shares at December 31, 2005 and 2,252,739 shares at December 31, 2004	2,720	2,253
Additional paid-in capital	15,580	15,896
Retained earnings	5,040	3,004
Accumulated other comprehensive income (loss)	(553)	(33)

Total stockholders’ equity	22,787	21,120

Total liabilities and stockholders’ equity	$365,170	$311,537